                             SHAREHOLDERS' AGREEMENT

         THIS SHAREHOLDERS' AGREEMENT (the "Agreement") is made and entered into as of the 2nd day of October, 1998 by and among Craig M. Siegler ("Siegler"), Siegler Corp., an Illinois Corporation ("Siegler Corp."), Stanley Siegler ("Stanley"), Steven Siegler ("Steven"), the Florence Skolnik Siegler Foundation (the "Foundation") (all of the foregoing parties are herein referred to as the "Siegler Parties"), Jordan E. Glazov, individually and as joint tenant with Sheila N. Glazov (in such capacities "Glazov"), Perry H. Ruda ("Ruda"), Jo & Co., an Indiana general partnership ("Jo & Co."), the Oliver family trusts identified on the signature pages hereto (the "Oliver Trusts"), Access Financial Group, Inc. ("Access"), Ross J. Mangano ("Mangano"), James Hart ("Hart"), and U.S. RealTel, Inc., an Illinois corporation (the "Company"). The Siegler Parties, Glazov, Ruda, Jo & Co., the Oliver Trusts, Access, Mangano and Hart are herein referred to collectively as the "Shareholders," and also each referred to individually as a "Shareholder."
                                    RECITALS:

         A. As of the date of execution hereof, (i) the Shareholders are the record or beneficial owners of that number of shares of common stock, par value $.001 per share, of the Company as set forth on Schedule A attached hereto, and
(ii) certain of the Shareholders hold warrants to purchase shares of common stock of the Company, as described on Schedule B attached hereto.

         B. The parties hereto believe it is in the best interests of the Company and the Shareholders to set forth agreements among the parties hereto regarding certain corporate matters relating to the Company, including, without limitation, the election of directors of the Company, all on the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing Recitals and the respective obligations of the parties hereto contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1.       MANAGEMENT OF THE COMPANY.

                  (a) During the term of this Agreement, each Shareholder hereby agrees to vote all of his or its shares of common stock or other voting securities of the Company, whether now owned or hereafter acquired ("Shares"), at each annual or special meeting of the shareholders of the Company, or to execute appropriate consents in lieu of such meetings, in favor of a Board of Directors comprised of not less than five members, and in favor of the following persons to serve as directors of the Company:

                           (i) one individual designated by Jordan E. Glazov; or
                  in the event of his death or incapacity, his successor in interest;

                           (ii) one individual designated by Perry Ruda or in
                  the event of his death or incapacity, his successor in interest;

                           (iii) one individual designated by Craig M. Siegler;
                  or in the event of his death or incapacity, his successor in interest;

                           (iv) one individual designated by the Oliver Trusts;
                  and

                           (v) one individual designated by Access.

                  If any vacancy shall occur in the Board of Directors, whether as a result of the death, disability, or removal of any director or otherwise, such director's replacement shall be designated by the party or parties who, pursuant to the preceding paragraph, originally designated such director. Each party hereto entitled to designate a director or a replacement of a director pursuant to this Section 1(a) shall also be entitled to instruct the Shareholders to remove such director with or without cause and upon such instruction the Shareholders shall act to remove such director and vote in favor of such party's designee to fill the vacancy so created. Each shareholder hereby agrees to vote or cause to be voted all Shares eligible to vote thereon, and shall use its best efforts to cause its designee as director (if any) to vote, so as to comply with this Section 1(a).

                  (b) Each Shareholder hereby agrees that during the Term (as defined in Section 5) of this Agreement, such Shareholder shall vote its Shares in support of the inclusion in the Company's By-Laws of a provision stating that the following matters shall require the approval of four of the five members of the Board of Directors of the Company (or, if the Board of Directors is expanded to include more than five members, 80% of such members):

                           (i) all compensation determinations (whether compensation consists of cash or equity or a combination thereof) for the Company's Chairman, President, Secretary and Treasurer, directors and consultants except to the extent included in an Approved Plan (as defined in Section 1(b)(iii) below);

                           (ii) all financing decisions, including debt and equity financing;

                           (iii) incurrence of Company obligations exceeding $75,000 in the aggregate with the same party and relating to the same subject matter or having a term exceeding one year, other than (a) obligations included in a business plan or budget approved by the Board ("Approved Plan"), (b) those leases, agency agreements, landlord management contracts and other contracts executed in the ordinary course of the Company's business as to which payment is funded by subleases, licensees or contracting parties of the properties to which leases or agreements pertain, and (c) employment agreements included in an Approved Plan or which provide for total annual compensation of $100,000 or less that are entered into with persons other than Ruda, Glazov and any other officer or director of the Company;

                           (iv) all board decisions concerning any merger, consolidation, sale or purchase of stock or substantially all of the assets of the Company or Public Company or of another company by the Company and any options regarding same; and

                           (v) adoption of business plans and budgets (which shall occur not less frequently than annually).

         2. RIGHT OF FIRST REFUSAL. The Company hereby agrees that if, during the Term of this Agreement, it determines to issue or sell any shares of its common stock, prior to effecting such issuance or sale, the Company shall provide each of the Shareholders with: (i) fifteen days prior notice of such proposed issuance or sale (which notice shall state (a) the number of Shares to be issued or sold, (b) the price (or other consideration) per share for such shares, and (c) all other terms and conditions of the proposed issuance or sale); and (ii) an opportunity to purchase that number of such shares, on the same terms and conditions as third party purchasers (including, without limitation, the same price per share), necessary to enable each Shareholder to maintain his or its proportionate share of all of the issued and outstanding shares of common stock of the Company on a fully-diluted basis. Within fifteen days after delivery of such notice, each Shareholder shall notify the Company whether such Shareholder desires to exercise its right of first refusal and maintain its proportionate interest in the issued and outstanding common stock of the Company. In the event a Shareholder desires to exercise such right of first refusal, such Shareholder shall be required to pay the applicable consideration in cash or immediately available funds on the closing date, which closing date shall not occur prior to the fifteenth day following delivery to the Shareholders of the written notice required by this Section 2. Notwithstanding anything herein to the contrary, the right of first refusal granted pursuant to this Section 2 shall not apply to a sale or issuance of Common Stock:

                  (a) pursuant to a firm underwritten public offering registered pursuant to the Securities Act of 1933, as amended;

                  (b) pursuant to the exercise of any options, warrants or securities convertible into common stock of the Company currently outstanding or hereafter issued with the approval of the Board of Directors of the Company;

                  (c) to any officer, employee, director, consultant, supplier, lessor, vendor, joint venture partner, lender or agent as compensation or any similar purpose pursuant to any agreement approved by the Board of Directors of the Company;

                  (d) as a dividend in respect of the outstanding shares of common stock of the Company; or

                  (e) as consideration for the acquisition of all or any substantial portion of the assets or all or any portion of the capital stock of any other entity which is duly authorized by the Board of Directors of the Company.

         3. TAG-ALONG RIGHTS. In the event any Shareholder other than any of the Siegler Parties enters into an agreement to sell, transfer or dispose of any of his or its Shares (a "Proposed Transfer"), at least fifteen days prior to consummation of the Proposed Transfer, such Shareholder (the "Transferring Shareholder") shall provide each of the other Shareholders other than the Siegler Parties: (i) written notice of the Proposed Transfer (which notice shall state (a) the number of Shares to be transferred, (b) the name and business address of the proposed transferee, (c) whether or not the sale is for valuable consideration, and if so, the amount thereof, and (d) all other terms and conditions of the Proposed Transfer); and (ii) an opportunity to sell, transfer or dispose of their Shares, up to the "Maximum Tag-Along Shares" (as such term is defined below), on comparable terms (including, without limitation, the same price per share). Within ten days after delivery of such notice, each Shareholder (other than the Siegler Parties) shall notify the Transferring Shareholder whether such Shareholder desires to participate in the Proposed Transfer and if so, the number of Shares, up the Maximum Tag-Along Shares, which such Shareholder desires to sell, transfer or dispose of in the Proposed Transfer. In the event a Shareholder desires to participate in a Proposed Transfer, such Shareholder shall be required to make, provide or satisfy all of the same representations, warranties, covenants and other obligations made, provided or satisfied by the Transferring Shareholder in connection with the Proposed Transfer. For purposes hereof, the term "Maximum Tag-Along Shares" shall mean, with respect to any Shareholder desiring to tag-along and sell Shares with the Transferring Shareholder (each, a "Tag-Along Shareholder"), the product of (i) the total number of shares subject to the Proposed Transfer, multiplied by (ii) the quotient of (a) the number of Shares owned by the Tag-Along Shareholder, divided by (b) the sum of the number of Shares owned by (x) the Tag-Along Shareholder and (y) the Transferring Shareholder. The Transferring Shareholder may not consummate any Proposed Transfer unless the Tag Along Shareholders are able to sell the number of Shares (up to the Maximum Tag-Along Shares) which each of them has elected to sell pursuant to this Section 3 strictly in accordance with the terms specified in the notice of the Proposed Transfer. Notwithstanding anything herein to the contrary, the tag-along rights pursuant to this Section 3 shall not apply to any transfer of any type which is:

                  (a) by any Shareholder who is a natural person, to such Shareholder's Family Members (as defined below);

                  (b) by any Shareholder which is a trust, to the beneficiaries of such trust; or

                  (c) pursuant to a public offering registered pursuant to the Securities Act of 1933, as amended, or pursuant to Rule 144;

         provided that any such transferee (other than pursuant to subsection 3(c) immediately above) shall take any Shares subject to the terms hereof, and shall be deemed to be a Shareholder hereunder from and after the acceptance of such Shares by such transferee.

         For the purposes hereof, the term "Family Member" shall mean, with respect to any individual, (i) such individual's parents, spouse, children, siblings and grandchildren, (ii) any trust created for the benefit of such individual or any of the persons specified in clause
         (i) hereof, or (iii) any family partnership or limited liability company in which the sole partners or members are such individual, persons specified in clause (i) and/or trusts specified in clause (ii).

         4. REORGANIZATION, MERGER, CONSOLIDATION. This Agreement shall apply and extend to the voting securities or interests of any corporation or other entity into which the Company is merged or consolidated without regard to which corporation or other entity is the survivor.

         5. TERM. This Agreement shall become effective on the date hereof, and shall continue in full force and effect (the "Term") for so long as the Shareholders (and their permitted transferees) collectively own at least 30% of the issued and outstanding shares of common stock of the Company or until four of the five shareholders having the right to designate a director pursuant to
Section 1 hereof otherwise agree in writing; PROVIDED, HOWEVER that (i) the designee appointed to the Board by Siegler (or his successor in interest) shall not be entitled to vote on termination of Section 3 hereof, and notwithstanding anything to the contrary contained herein, such provision shall remain in full force and effect until specifically terminated by vote of the other four members of the Board or until this Agreement is terminated in accordance with this
Section 5, (ii) the provisions of Section 1(a) hereof shall terminate and be of no further force and effect at such time as the Shareholders (and their permitted transferees) own less than 40% of the issued and outstanding shares of common stock of the Company, and (iii) the provisions of Section 2 hereof shall terminate and be of no further force and effect upon a "Qualified Public Offering" (as such term is hereinafter defined). For purposes hereof, the term "Qualified Public Offering" means an underwritten, registered public offering of the common stock of the Company under the Securities Act of 1933, as amended, which results in aggregate net proceeds to the Company of at least $10,000,000. Furthermore, the parties hereto agree that to the extent that in connection with any proposed Qualified Public Offering the underwriter believes that it is necessary or advisable for the marketing thereof to amend certain of the provisions hereof, the parties hereto will negotiate in good faith regarding such proposed changes in order to facilitate such Qualified Public Offering.

         6. SUBSEQUENT HOLDERS. Each Shareholder agrees that it will not transfer any Shares unless the transferee agrees in writing to be bound by the terms of this Agreement as if, and to the same extent, as an original signatory hereto; provided, however, that there shall be no such obligation to the extent that following such transfer the shares transferred would not constitute Registrable Securities pursuant to and as defined in that certain Registration Rights Agreement (the "RRA") of even date herewith between the parties hereto. So long as (a) this Agreement is in effect and (b) any Shares constitute Registrable Securities pursuant to and as defined in the RRA, all certificates representing such Shares shall have imprinted on them a restrictive legend in substantially the following form:

         "The securities represented by this certificate are subject to the terms of a certain Shareholders' Agreement, dated as of October 2, 1998. The Shareholders' Agreement contains certain restrictive provisions relating to voting, and in certain cases, tag-along rights in connection with any sale of these securities. A copy of the Shareholders' Agreement is on file and may be inspected for any proper purpose at the issuer's principal executive office."

         7. TERMINATION OF CERTAIN AGREEMENTS.

                  (a) The Operational Agreement dated July 28, 1997 by and among Agile, LLC, an Illinois limited liability company which was a predecessor to the Company, Siegler Corp., Perry H. Ruda, Glazov and Siegler is hereby terminated and of no further force and effect.

                  (b) The terms contained herein supersede the terms set forth in that certain Shareholders' Agreement dated November 3, 1997 by and among Siegler, Glazov, the Ruda Trusts and Ruda (the "1997 Shareholders' Agreement"), and the terms of the 1997 Shareholders' Agreement are hereby terminated and of no further force and effect.

         8. BENEFIT. This Agreement shall be binding upon and inure to the benefit of the Shareholders hereto and their respective successors and permitted assigns and transferees. This Agreement is not assignable without the unanimous written consent of all Shareholders.

         9. MODIFICATION OR WAIVER. No change, modification or waiver of any provision of this Agreement shall be valid or binding unless it is in writing dated subsequent to the date hereof and signed by the Shareholders intended to be bound. No waiver by the Shareholders hereto shall constitute a subsequent waiver of the same or any other breach, term or condition.

         10. SPECIFIC PERFORMANCE. The Shareholders hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto by reason of a failure to perform any of the obligations under this Agreement. Therefore, if any Shareholder shall institute any action or proceeding to enforce the provisions hereof, any Shareholder against whom such action or proceeding is brought hereby waives the claim or defense therein that there is an adequate remedy at law, and such Shareholder shall not urge in any such action or proceeding the claim or defense that such remedy at law exists. The prevailing party in any such action shall be entitled to the payment or reimbursement by the other party of all reasonable legal fees and costs.

         11. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         12. NOTICES. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been delivered (i) when actually delivered by hand, (ii) two business days after mailed by first class mail, postage prepaid, (iii) on the day transmitted by facsimile if confirmation of transmission has been received, or (iv) one business day after delivery to a nationally recognized overnight carrier service, as follows: (a) if to the Holder, at the address of the Holder as shown on the registry books maintained by the Company or the Company's transfer agent; and (b) if to the Company, at U.S. RealTel, Inc., 100 South Wacker Drive, Suite 850, Chicago, Illinois 60606.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

                                 /s/ Craig M. Siegler
                                 -----------------------------------------------
                                 Craig M. Siegler


                                 SIEGLER CORP.,

                                 By:/s/ Craig M. Siegler
                                    --------------------------------------------
                                 Its: President
                                      ------------------------------------------


                                 /s/ Stanley Siegler
                                 -----------------------------------------------
                                 Stanley Siegler


                                 /s/ Steven Siegler
                                 -----------------------------------------------
                                 Steven Siegler


                                 FLORENCE SKOLNICK SIEGLER
                                 FOUNDATION

                                 By:/s/ Craig M. Siegler
                                    --------------------------------------------
                                 Its:
                                     -------------------------------------------


                                 /s/ Jordan E. Glazov
                                 -----------------------------------------------
                                 Jordan  E.  Glazov,  individually  and as
                                 joint tenant with Sheila N. Glazov


                                 /s/ Sheila N. Glazov
                                 -----------------------------------------------
                                 Sheila N. Glazov, as joint tenant
                                 with Jordan E. Glazov


                                 /s/ Perry H. Ruda
                                 -----------------------------------------------
                                 Perry H. Ruda

                                 JO & CO.


                                 By:/s/ Ross J. Mangano
                                    --------------------------------------------
                                 Its: Partner
                                      ------------------------------------------


                                 JOSEPH D. OLIVER TRUST --
                                 GO CUNNINGHAM FUND


                                 By:/s/ Ross J. Mangano
                                    --------------------------------------------
                                        Ross J. Mangano, as Trustee


                                 JOSEPH D. OLIVER TRUST --
                                 JAMES OLIVER II FUND


                                 By:/s/ Ross J. Mangano
                                    --------------------------------------------
                                        Ross J. Mangano, as Trustee


                                 JOSEPH D. OLIVER TRUST --
                                 JOSEPH D. OLIVER JR. FUND


                                 By:/s/ Ross J. Mangano
                                    --------------------------------------------
                                        Ross J. Mangano, as Trustee


                                 JOSEPH D. OLIVER TRUST --
                                 SUSAN C. OLIVER FUND


                                 By:/s/ Ross J. Mangano
                                    --------------------------------------------
                                        Ross J. Mangano, as Trustee

                                 ACCESS FINANCIAL GROUP, INC.

                                 By: /s/ Mark J. Grant
                                    --------------------------------------------

                                 Its: President, Capital Markets
                                     -------------------------------------------

                                 /s/ Ross J. Mangano
                                 ----------------------------------------------
                                 Ross J. Mangano


                                 /s/ James Hart
                                 ----------------------------------------------
                                 James Hart


                                 U.S. REALTEL, INC.

                                 By: /s/ Jordan E. Glazov
                                    --------------------------------------------

                                 Its: President
                                     -------------------------------------------

                                    EXHIBIT A
                             COMMON STOCK OWNERSHIP


----------------------------------------------------------------------------------------------------------------------
                                                  NUMBER OF SHARES
                                                  CURRENTLY OWNED                     PERCENTAGE OF ISSUED
                                                  (NOT INCLUDING SHARES               AND OUTSTANDING
                                                  ISSUABLE UPON EXERCISE              COMMON STOCK ON A
NAME OF SHAREHOLDER                               OF WARRANTS/OPTIONS)                FULLY-DILUTED BASIS*
----------------------------------------------------------------------------------------------------------------------
Craig M. Siegler                                            1,602,630                           28.23%**
----------------------------------------------------------------------------------------------------------------------
Stanley Siegler                                                11,000                            0.18%
----------------------------------------------------------------------------------------------------------------------
Steven Siegler                                                 75,000                            1.20%
----------------------------------------------------------------------------------------------------------------------
Florence Skolnik Siegler Foundation                            20,895                            0.33%
----------------------------------------------------------------------------------------------------------------------
Jordan E. Glazov and Sheila N. Glazov, as                     721,414                           12.49%**
joint tenants
----------------------------------------------------------------------------------------------------------------------
Perry J. Ruda                                                 742,455                           12.83%**
----------------------------------------------------------------------------------------------------------------------
Access Financial Group                                         21,250                            3.33%
----------------------------------------------------------------------------------------------------------------------
Jo & Co                                                       500,000                           12.02%
----------------------------------------------------------------------------------------------------------------------
Joseph D. Oliver Trust -GO Cunningham Fund                     62,500                            1.47%
----------------------------------------------------------------------------------------------------------------------
Joseph D. Oliver Trust - James Oliver II Fund                  62,500                            1.47%
----------------------------------------------------------------------------------------------------------------------
Joseph D. Oliver Trust - Joseph D. Oliver                      62,500                            1.47%
Jr. Fund
----------------------------------------------------------------------------------------------------------------------
Joseph D. Oliver Trust - Susan C. Oliver                       62,500                            1.47%
Trust
----------------------------------------------------------------------------------------------------------------------
Ross J. Mangano                                                75,000                            2.16%
----------------------------------------------------------------------------------------------------------------------
James Hart                                                     37,500                            0.88%
----------------------------------------------------------------------------------------------------------------------

* - Based upon (i) 5,219,895 shares of Common Stock outstanding and (ii) 1,024,826 shares of Common Stock issuable upon exercise of outstanding warrants and options (which includes the warrants listed on Exhibit B, a warrant for 25,000 shares issued to Mark Grant, a warrant for 1,000 shares issued to Noah Glazov and additional options, held by employees of the Company, exercisable to purchase an aggregate of 88,888 shares of Common Stock); individual percentages include shares owned and shares issuable upon the exercise of outstanding options and warrants.

** - Includes an allocation of 1/2 of the warrant described in Footnote A to Exhibit B to Craig Siegler and 1/4 of such warrant to each of Jordan Glazov and Perry Ruda.

                                    EXHIBIT B
                                WARRANT OWNERSHIP


Name of Holder                           Terms of Warrants
--------------                           -----------------
Craig M. Siegler                         1)       43,750 shares @ $4.00 per share, expiring on
                                                  October 1, 2003
                                         2)       See footnote A, below

Jordan E. Glazov                         1)       See footnote A, below

Perry A. Ruda                            1)       See footnote A, below

Jo & Co.                                 1)       17,543 shares @ $4.00 per share, expiring on
                                                  August 28, 2003
                                         2)       233,333.33 shares @ $4.00 per share, expiring
                                                  on October 1, 2003

Joseph D. Oliver Trust -                 1)       29,166.67 shares @ $4.00 per share, expiring
GO Cunningham Fund                                on October 1, 2003

Joseph D. Oliver Trust -                 1)       29,166.67 shares @ $4.00 per share, expiring
James Oliver II Fund                              on October 1, 2003

Joseph D. Oliver Trust -                 1)       29, 166.67 shares @ $4.00 per share, expiring
Joseph D. Oliver Jr. Fund                         on October 1, 2003

Joseph D. Oliver Trust -                 1)       29,166.67 shares @ $4.00 per share, expiring
Susan C. Oliver Fund                              on October 1, 2003

Ross J. Mangano                          1)       35,000 shares @ $4.00 per share, expiring on
                                                  October 1, 2003
                                         2)       25,000 shares @ $4.00 per share, expiring on
                                                  October 1, 2003

James Hart                               1)       17,500 shares @ $4.00 per share, expiring on
                                                  October 1, 2003

Access Financial Group, Inc.             1)       30,667 shares @ $5.25 per share, expiring on
                                                  October 1, 2003
                                         2)       9,625 shares @ $4.00 per share, expiring on
                                                  October 1, 2003


                                       11

                                         3)       54,375 shares @ $4.00 per share, expiring on
                                                  November 26, 2000
                                         4)       92,262 shares @ $4.75 per share, expiring
                                                  on March 5, 2001.

FOOTNOTE A:

         The Company has issued a warrant (the "Founder Warrant") to Craig Siegler, Perry Ruda and Jordan Glazov, which provides that the three shareholders can acquire a total of 234,216 shares of Common Stock for an aggregate exercise price of $450,000. This Warrant expires on August 20, 2000, although the Company has the option to terminate the warrants at any time upon forty-five days prior notice.


                                       12